Ashland Partners & Company LLP	525 Bigham Knoll, Suite 200 Jacksonville, OR 97530 541.857.8800 Fax: 541.779.5560 www.ashlandpartners.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Institutional Multi-Strategy LLC & Ironwood Multi-Strategy Fund LLC Registration Statement dated January 14, 2013 in regard to our verification of Ironwood Capital Management, Corp.’s compliance with the Global Investment Performance Standards (GIPS®).

/s/ Jessica Parker

Jessica Parker, CPA, CIPM
Partner

Ashland Partners & Company LLP 525 Bingham Knoll, Suite 200 Jacksonville, OR 97530

GIPSR Verification • Performance Examination
SSAE No. 16 Exam • Attestation Services • Consulting